EXHIBIT 10.1

CONFIDENTIAL MEMORANDUM

TO:	R. Charles Loudermilk, Sr.

FROM:	Aaron’s, Inc.

DATE:	August 20, 2012

The attached Retirement Agreement (the “Agreement”) has been prepared as a legally enforceable document governing your retirement and the end of your employment relationship with Aaron’s, Inc. (“Aaron’s”). Among other things, the Agreement includes a release of any and all claims (except claims for workers’ compensation, unemployment compensation, and pension and welfare benefits) arising out of any alleged violation of your rights while employed by Aaron’s. Because the Agreement affects important rights, you have been advised to consult with an attorney of your choosing before you sign it, and we have shared the Agreement with your chosen attorney.

You have twenty-one (21) days to review and sign the Agreement. Of course, you need not take the entire twenty-one-day period to review and sign the Agreement. If you decide to sign the Agreement, please promptly return the executed Agreement by facsimile to Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305, Attn.: Ray Robinson; Facsimile: 404-240-6520. You have the right to revoke the Agreement during the seven (7) calendar days immediately following the date you executed it, and you may exercise this right by delivering, via facsimile, a written notice of revocation to Ray Robinson at the above referenced contact information at any time during that seven-day period. If you execute and do not revoke the Agreement, it shall become effective on the eighth day following the date you executed the Agreement.

Please note that the offer reflected in the Agreement is contingent on your maintaining this matter in confidence until publicly disclosed by Aaron’s. Although you are free to discuss the offer with your attorney and tax advisor, you must otherwise keep the existence and terms of the Agreement confidential and may not discuss the offer or Agreement with any other person until publicly disclosed by Aaron’s.

I hereby acknowledge receipt of a copy of this document and the attached Retirement Agreement.

/s/ R. Charles Loudermilk, Sr
R. Charles Loudermilk, Sr.

8/23/2012
Date

RETIREMENT AGREEMENT

Aaron’s, Inc. (“Aaron’s”) and R. Charles Loudermilk, Sr. (“Loudermilk”) agree as follows:

1.          Retirement; Chairman Emeritus Position. Loudermilk’s retirement date and last day of employment with Aaron’s and all affiliated entities will be September 14, 2012 (the “Retirement Date”). As of the Retirement Date, the Board of Directors will give Loudermilk the newly created honorary title of “Chairman Emeritus.” As Chairman Emeritus, Loudermilk will have no official required responsibilities or duties, and will not be a member of the Aaron’s Board of Directors. It is contemplated that Loudermilk will make himself available to provide guidance and advice to the Board of Directors and senior management team from time to time upon request, but the benefits described in this Agreement are not conditioned upon any minimum amount of time for such activities; however, Loudermilk agrees to be available to respond to future inquiries or reasonable requests for assistance from Aaron’s and its affiliated entities and successors related to matters arising during Loudermilk’s employment with Aaron’s or its affiliates or predecessors. As of the Retirement Date, Loudermilk will be relieved of all further duties and responsibilities and will no longer be authorized to transact business or incur any expenses, obligations, or liabilities on behalf of Aaron’s. Loudermilk will also resign from Aaron’s Board of Directors, and the Boards of Directors of all subsidiaries of Aaron’s, effective as of the Retirement Date.

2.          Consideration. In consideration for Loudermilk’s signing this Agreement and complying with the promises made herein, Aaron’s will provide the following payments and benefits:

a.          Retirement Pay. For a period of five years from the Retirement Date, Aaron’s will pay Loudermilk annually the amount of One Million Five Hundred Thousand Dollars and no/100 cents ($1,500,000.00) as retirement pay (“Retirement Pay”). The Retirement Pay will be paid twice monthly in equal installments on Aaron’s normal payroll dates, commencing (subject to delay as provided in Section 5) on the first normal payroll date after the Retirement Date, less any payroll withholdings Aaron’s is required by law to withhold. In the event Aaron’s is informed of Loudermilk’s death prior to the end of such five-year period, Aaron’s will remit any remaining Retirement Pay payments as they become due to his estate or other beneficiary he has during his lifetime directed Aaron’s in writing to pay such payments, or as otherwise directed by the appropriate probate court upon evidence reasonably satisfactory to Aaron’s as to the proper party to receive such payments.

b.          2012 Prorated Bonus. Aaron’s will pay Loudermilk a prorated 2012 annual bonus based on Loudermilk’s term of employment in 2012 through the Retirement Date. The bonus payment will be calculated in accordance with Aaron’s Executive Bonus Plan and then prorated for Loudermilk’s partial year of employment and will be paid without regard to any requirement under the plan that Loudermilk be employed on the date the bonus is paid. The bonus amount, less legally required deductions, will be paid at the same time and in the same form as bonus awards for other executive officers under the Executive Bonus Plan, but in no event later than March 15, 2013.

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c.          Health Insurance. Loudermilk’s health insurance has been paid through the Retirement Date. Thereafter, Loudermilk will be eligible to continue his group health insurance coverage at his own expense for up to eighteen months in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Loudermilk will be provided with information regarding COBRA. In addition, if Loudermilk signs and does not revoke this Agreement, Aaron’s will pay Loudermilk a gross amount equal to $1,000.00 per month, less legally required deductions, to assist Loudermilk in the payment of his COBRA premiums under the plan, premiums for Medicare and/or premiums for a Medicare supplement or Medigap policy. This payment will be made monthly on Aaron’s normal payroll dates, commencing (subject to delay as provided in Section 5) on the first normal payroll date after the Retirement Date, less any payroll withholdings Aaron’s is required by law to withhold, and thereafter will continue for the remainder of Loudermilk’s life.

d.          Equity Awards. Effective as of the Effective Date, Aaron’s will vest all outstanding stock options and restricted stock units (“RSUs”) that are unvested as of the Retirement Date. Under the terms of various award agreements pursuant to which such options were granted, such options will remain exercisable following Loudermilk’s Retirement Date for the respective periods specified in such award agreements. All shares payable upon settlement of the RSUs shall be delivered (including through a certificateless book-entry issuance) promptly following the Effective Date of this Agreement. Unless, prior to the Effective Date of this Agreement, Loudermilk delivers a check to Aaron’s sufficient to satisfy required tax withholding, Aaron’s shall withhold and cancel a number of shares having a market value equal to the minimum amount of taxes required to be withheld.

e.          Split-Dollar Life Policies. Loudermilk and Aaron’s are currently parties to various agreements relating to “split-dollar” life insurance policies. The parties respective rights under such agreements, as amended to date, will continue to be governed by such agreements after the Retirement Date.

f.          Company Airplanes. For a period of five years from the Retirement Date, Loudermilk will be permitted reasonable access upon reasonable advance request to the use of Aaron’s owned airplanes for personal travel, provided that the requested plane is available for use as requested, and provided that such use does not exceed forty hours in any calendar year. Loudermilk’s use of Aaron’s airplanes will be subject to reasonable rules of use adopted by Aaron’s from time to time during such period applicable to Aaron’s executive officers. If during such five-year period Aaron’s no longer owns any airplanes, Aaron’s will use its commercially reasonable efforts to substitute comparable hours of usage on NetJets or a comparable service. Loudermilk will not be charged for the air travel benefits provided to him pursuant to this paragraph, but understands that such benefits may be taxable to him and that any such taxes will be his personal obligation.

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g.          Office Space and Administrative Support. For a period of five years from the Retirement Date, Aaron’s will pay Loudermilk on a monthly basis the amount of $2,500.00 to reduce Loudermilk’s cost of maintaining his personal office in an office space of his choosing (other than Aaron’s corporate offices). Loudermilk shall also be entitled to keep and move to such personal office furniture chosen by him for such purpose currently in his office at Aaron’s. During such period while such personal office is maintained, Aaron’s will provide Loudermilk with the services of an administrative assistant providing support to him consistent with his current level of needs. The administrative assistant will be a full-time employee of Aaron’s and be paid by and receive her customary benefits through Aaron’s payroll, and it is anticipated that such assistant will devote approximately 50% of a full time schedule to providing such services to Loudermilk, if such level is required by Loudermilk. The assistant will split her time between Loudermilk’s office and Aaron’s corporate headquarters on a schedule approved by Aaron’s from time to time upon consultation with Loudermilk. Pam Black will initially serve as such assistant and will continue to serve as such assistant for such five-year period until her employment with Aaron’s is terminated or Loudermilk requests that she no longer provide such services; provided, however, that Aaron’s agrees with Loudermilk that Aaron’s will not terminate Ms. Black’s employment during such time except for good cause after prior notice to Loudermilk. If Loudermilk determines that he no longer has need for office space or for such administrative support, he will notify Aaron’s that such benefits may be discontinued, and Aaron’s will have no further obligation to make any further monthly payments for office space or to make available an administrative assistant.

h.          Registration Rights. In order to help facilitate orderly sales of shares of Common Stock owned by Loudermilk, for a period of five years from the Retirement Date, upon Loudermilk’s request Aaron’s will register such shares for resale to the public on the terms and subject to the conditions described in Appendix A to this Agreement.

i.          Motor Vehicle. Promptly following the Effective Date, Aarons will assign to Loudermilk legal title to the Mercedes van currently used by Loudermilk, free and clear of all liens and encumbrances.

3.          No Consideration Absent Execution of this Agreement. Loudermilk understands and agrees that Loudermilk will not receive the monies and/or benefits specified in Section 2 above, except for Loudermilk’s execution of this Agreement and it becoming effective pursuant to Section 5 and the fulfillment of the promises contained herein. Loudermilk acknowledges and agrees that the payments described above are in full satisfaction of all amounts payable to Loudermilk, and that Loudermilk is entitled to no other severance payments or benefits under any other employment or severance plan, agreement or arrangement. Loudermilk further acknowledges that the payments described above are not required by Aaron’s policies and procedures and constitute value to which Loudermilk is not already entitled.

Regardless of whether Loudermilk signs this Agreement, Aaron’s will pay Loudermilk the compensation that Loudermilk earns through the Retirement Date. Similarly, even if Loudermilk does not sign this Agreement, Loudermilk will be offered any benefits to which Loudermilk is entitled under COBRA, and will retain any vested benefits under Aaron’s 401(k) Plan.

4.          Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, Loudermilk is advised to consult with an attorney before agreeing to the terms set forth herein. Loudermilk has twenty-one (21) days from August 20, 2012 within which to consider this Agreement, and Loudermilk may take as much of that time as Loudermilk wishes before signing. If Loudermilk decides to accept the benefits offered herein, Loudermilk must sign this Agreement on or before the expiration of the 21-day period and return it promptly to the attention of Ray Robinson at Aaron’s address provided above. Loudermilk and Aaron’s agree that any changes negotiated by the parties shall not re-start the consideration period.

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5.          Revocation. Loudermilk may revoke this Agreement for a period of seven (7) calendar days following the day Loudermilk signs this Agreement. If Loudermilk decides to revoke this Agreement, Loudermilk must deliver to Aaron’s a signed notice of revocation stating Loudermilk’s intention to revoke the Agreement (faxed to the Attention of: Ray Robinson, Aaron’s, Inc., 309 E. Paces Ferry Road, N.E., Atlanta, Georgia 30305, Facsimile: 404-240-6520) on or before the last day of this seven-day period. Such revocation may also be sent by certified mail, return receipt requested, postmarked on or before the seventh day. No rights or obligations contained in this Agreement shall become enforceable before the end of the seven-day revocation period. Upon delivery of a timely notice of revocation to Aaron’s, this Agreement shall be canceled and void, and neither Loudermilk nor Aaron’s shall have any rights or obligations arising under it. This Agreement shall become effective on the eighth day after it is signed (the “Effective Date”) if it has not been timely revoked by Loudermilk as described above. No payments under Section 2 shall be payable prior to the Effective Date. Any payments that become due and would have been paid between Loudermilk’s Retirement Date and the Effective Date shall be paid on the first normal payroll date after the Effective Date.

6.          General Release of Claims. Except for any claims Loudermilk may have for workers’ compensation benefits, unemployment compensation benefits, vested pension benefits (including vested benefits under Aaron’s nonqualified deferred compensation plan), or health care, disability, or other similar welfare benefits (which are not released by this Agreement), Loudermilk, for himself and on behalf of his heirs, executors, administrators, successors, and assigns (collectively referred to throughout the remainder of this Agreement as “Loudermilk”) knowingly and voluntarily releases and forever discharges Aaron’s, its subsidiaries, affiliates, related entities, divisions, predecessors, successors and assigns, their benefits plans and programs and their current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, allowances, costs, expenses, attorneys’ fees, and remedies of any type that Loudermilk may have by reason of any matter, cause, act, or omission that has occurred before the date on which Loudermilk signs this Agreement (individually and collectively, “Claims”), including, but not limited to, those Claims arising out of or in connection with Loudermilk’s employment with or separation from employment with Aaron’s. This release of Claims includes, but is not limited to, a release of all Claims against the Releasees under:

•	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq. (which prohibits discrimination based on race, color, national origin, religion, or sex);
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.;
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq. (which prohibits discrimination based on a disability);

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•	The Age Discrimination in Employment Act (“the ADEA”), 29 U.S.C. § 621 et seq. (which prohibits discrimination based on age);
•	The Older Workers Benefit Protection Act of 1990, as amended;
•	The Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq. (which prohibits discrimination based on genetic information);
•	The Workers Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.;
•	The Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq.;
•	The Equal Pay Act of 1963;
•	The Occupational Safety and Health Act, as amended;
•	The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.;
•	The Sarbanes-Oxley Act of 2002;
•	The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and
•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including those relating to employment and including but not limited to the Georgia Equal Employment for Persons with Disabilities Code, Ga. Code Ann. § 34-6A-1 et seq.; the Georgia Sex Discrimination in Employment Law, Ga. Code Ann. § 34-5-1 et seq.; and the City of Atlanta Fair Private Employment Ordinance, Atlanta, Ga., Code of Ordinances § 94-110 et seq.

This release of Claims also includes a release of any Claims against the Releasees for breach or violation of any public policy, contract, tort, or common law, including but not limited to claims for wrongful discharge, physical or personal injury, emotional distress, fraud, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

For the purpose of implementing a full and complete release and discharge of the Releasees, Loudermilk expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that Loudermilk does not know or suspect to exist in Loudermilk’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Loudermilk expressly waives and relinquishes all rights and benefits that Loudermilk may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date Loudermilk executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. This Agreement does not, however, waive rights or claims that may arise after the date Loudermilk signs it below.

Furthermore, Loudermilk agrees that, except to the extent such right may not be waived by law, Loudermilk will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any Claim released or waived under the Release of Claims provision above. This “agreement not to sue” does not, however, prevent or prohibit Loudermilk from seeking a judicial determination of the validity of Loudermilk’s release of claims under the ADEA. In addition, this “covenant not to sue” does not prevent or prohibit Loudermilk from filing any administrative complaint or charge against the Releasees (or any of them) with any federal, state, or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but Loudermilk understands that by signing this Agreement, Loudermilk will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to Claims released or waived by this Agreement.

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7.          Affirmations. Loudermilk affirms that Loudermilk has not filed, caused to be filed, or is not presently a party to any claim, complaint, or action against Aaron’s in any forum or form. Loudermilk furthermore affirms that Loudermilk has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

Loudermilk represents and warrants that to the best of his knowledge, he is not aware of any facts that would (a) establish, (b) tend to establish, or (c) in any way support an allegation that any Releasee has engaged in conduct that he believes to constitute a violation of any rule or regulation of the Securities and Exchange Commission, or any provision of federal law relating to fraud against shareholders pursuant to the Sarbanes-Oxley Act and/or any state or local counterpart.

Loudermilk represents and warrants that to the best of his knowledge, he is not aware of any facts that would (a) establish, (b) tend to establish, or (c) in any way support an allegation of a potential violation by any Releasee of the federal False Claims Act (and/or any state or local qui tam counterpart) or that to the extent Loudermilk has or ever had any such information, Loudermilk has reported the information to Aaron’s in accordance with Aaron’s policy. The term “potential violation” includes the presentation by any Releasee of false claims and statements or the creation of false records or statements in order to obtain payment of federal, state, county or municipal funds, or to avoid refunds of such government funds, with the presentation or creation being made with actual knowledge by any Releasee of the falsity, or with deliberate ignorance or reckless disregard of the falsity.

8.          Restrictive Covenants.

a.          Definition of “Confidential Information”. “Confidential Information” is defined as data and information, without regard to form and whether or not in writing, relating to Aaron’s customers, operations, finances, and business that derives value, actual or potential, from not being generally known to competitors, including, but not limited to, technical or non-technical data (including personnel data relating to Aaron’s employees), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods of operation, techniques (including rental, leasing, and sales techniques and methods), processes, financial data and projections (including rate and price information concerning products and services provided by Aaron’s), or lists of actual or potential customers (including identifying information about customers). Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information includes information disclosed to Aaron’s by third parties that Aaron’s is obligated to maintain as confidential. Confidential Information does not include data or information that has been voluntarily disclosed by Aaron’s except where such public disclosure has been made by Loudermilk without Aaron’s authorization, which has been independently developed and disclosed by others or which has otherwise entered the public domain through lawful means.

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b.          Protection of Confidential Information. Loudermilk agrees to use his best efforts to protect Confidential Information. Loudermilk will not use, and will not disclose Aaron’s Confidential Information.

c.          Non-competition. For a period of three years after Loudermilk’s Retirement Date, Loudermilk agrees that he shall not, within the Territory, own in any interest in, be a franchisee of, or perform Services for any person or entity that engages in sales or lease ownership of new, rental, or reconditioned residential furniture, consumer electronics, home appliances and accessories, which are competitive with the products and services offered by Aaron’s; provided, however, that a passive investment by Loudermilk in no more than two percent of any class of stock or securities of a publicly traded corporation shall not be deemed to be a violation of this subparagraph. The “Territory” is defined as the United States with the exception of Minnesota and Wisconsin, which is the geographic area in which Aaron’s does business. “Services” is defined as providing executive-level management and strategic guidance for the overall operations of the business and implementing the policies of the governing board.

d.          Non-Solicitation of Customers. For a period of three years following the Retirement Date, Loudermilk will not solicit or attempt to solicit, directly or by assisting others, Aaron’s customers or prospective customers for the purpose of providing goods or services that are competitive with those provided by Aaron’s business. Notwithstanding the foregoing, nothing in this Section shall prohibit (i) providing such goods or services through general solicitations and advertisements that are not specifically targeted towards customers of Aaron’s, or (ii) providing such goods or services to Aaron’s customers or prospective customers who initiated contact with Loudermilk.

e.          Non-Solicitation of Employees. For a period of three years following the Retirement Date, Loudermilk will not solicit or attempt to solicit, directly or by assisting others, any employee, franchisee, or independent contractor to terminate his or her employment or other relationship with Aaron’s. Notwithstanding the foregoing, nothing in this Section shall prohibit (i) general solicitations for employment and advertisements that are not specifically targeted towards employees of Aaron’s, (ii) using search firms that are not instructed to target employees of Aaron’s, or (iii) hiring or soliciting any employee whose employment with Aaron’s is terminated by Aaron’s or who initiated contact with Loudermilk.

f.          Non-Disparagement. Loudermilk understands and agrees that his entitlement to the benefits agreed to above is conditioned on his continued support of Aaron’s. Loudermilk agrees not to make any oral or written statement or take any other action that disparages or criticizes Aaron’s, its Board of Directors (including individual Directors), its management (including individual executives or managers), or its practices; that harms Aaron’s good reputation; or that disrupts or impairs its normal, ongoing business operations. Loudermilk understands that this nondisparagement provision does not apply on occasions when he is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and that he must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. Loudermilk also understands that the foregoing nondisparagement provision does not apply on occasions when he provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in this nondisparagement provision is intended in any way to intimidate, coerce, deter, persuade, or compensate Loudermilk with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. §§ 201, 1503, or 1512 or under any similar or related provision of state or federal law.

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g.          Standstilll. Loudermilk agrees that, for a period of five years from the Retirement Date, neither Loudermilk, his agents or affiliates nor anyone acting on his behalf, will, without the prior written consent of the Board of Directors of Aaron’s, directly or indirectly, alone or in concert with others: (i) seek or propose to influence or control the Board of Directors or the management or policies of Aaron’s, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” or “consents” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of Aaron’s, or seek to advise or influence any person or entity with respect to the voting of any voting securities of Aaron’s; (ii) make, effect, initiate, cause or participate in, or make any public announcement with respect to or in support of, or allow his name to be used in support of, or submit a proposal for or offer of (with or without conditions), any merger, restructuring, recapitalization, reorganization, consolidation, tender or exchange offer, business combination or other extraordinary transaction of or involving Aaron’s or any of its securities, subsidiaries, affiliates or assets; (iii) enter into any discussions, negotiations, arrangements, agreements or understandings (whether written or oral) with or advise, assist or encourage any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), in connection with any of the foregoing; or (iv) make any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or publicly request that Aaron’s amend, waive or terminate any provision of this paragraph. For purpose of this Section 8(g), an “other extraordinary transaction” shall not be deemed to include a sale of any ROFR Shares by Loudermilk pursuant to Section 10.

h.          Modification. Aaron’s and Loudermilk both acknowledge that it is intended that, to the extent any restriction in this Section 8 is found to be overbroad, a court may modify it and enforce it to the fullest extent allowed by law.

i.          Injunctive Relief. Loudermilk acknowledges he has rendered services to Aaron’s that are of a special and unusual character and that have a unique value to Aaron’s, the loss of which cannot adequately be compensated by damages in an action at law. Loudermilk further acknowledges that any breach of the terms of this Section 8 would result in material damage to Aaron’s, although it might be difficult to establish the monetary value of the damage. Loudermilk therefore agrees that Aaron’s, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Loudermilk, or threatened breach which Aaron’s in good faith believes will or is likely to result in irreparable harm to Aaron’s. The existence of any claim or cause of action by Loudermilk against Aaron’s, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Aaron’s of Loudermilk's agreement under this Section 8 and Section 6 above.

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9.          Indemnification. From and for a period of five years following the Retirement Date, Aaron’s will indemnify and hold harmless and advance expenses to Loudermilk in his capacity as a former director and officer of Aaron’s if he is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that Loudermilk was a director, officer, employee or agent of Aaron’s, or is or was serving or agreed to serve at the request of Aaron’s, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, to the same extent Loudermilk is indemnified or has the right to advancement of expenses as of the date of this Agreement by Aaron’s pursuant to its articles of incorporation and bylaws. For a period of five years following the Retirement Date, Aaron’s will, at its expense maintain in effect directors’ and officers’ liability insurance or obtain a “tail policy” covering Loudermilk on terms not less favorable than the terms of such current insurance coverage.

10.          Right of First Refusal.

a.          As used in this Section 10, “ROFR Shares” means Registrable Securities (as defined in Appendix A) held of record or beneficially by Loudermilk, other than Registrable Securities transferred in an Excluded Transfer. “Excluded Transfer” means the assignment, transfer, conveyance or sale of less than $10 million (valued at the closing price reported by the New York Stock Exchange for the immediately preceding trading day) of Registrable Securities in any single transaction or series of related transactions to a single purchaser, a “group” (as such term is used in Section 8(g)) or to multiple affiliated purchasers, provided that Loudermilk notifies Aaron’s of the Excluded Transfer and the transferee(s) within seven days of the completion of transaction.

b.           Loudermilk agrees that he will not assign, transfer, convey or sell all or any portion of his ROFR Shares, or enter into any agreement or make any commitment to assign, transfer, convey or sell any of such ROFR Shares, unless he shall first submit an irrevocable offer in writing (“ROFR Notice”) to sell the ROFR Shares specified in such ROFR Notice to Aaron’s, which ROFR Notice shall specify the number of ROFR Shares being offered and the price per share (or mechanism for determining such price). Upon receipt of such ROFR Notice, Aaron’s shall have the applicable ROFR Period within which to accept such offer in whole to purchase such number of ROFR Shares on the terms contained in such ROFR Notice. If Aaron’s accepts the offer to purchase specified in the ROFR Notice, closing of the purchase shall occur within 3 business days unless Aaron’s and Loudermilk agree on a different closing date. To the extent Aaron’s declines to purchase such ROFR Shares, or if Aaron’s fails to accept such offer within the applicable ROFR Period, Loudermilk shall be free to sell the ROFR Shares specified in such ROFR Notice (but no more and no fewer than the number specified in such ROFR Notice) at the same price (or higher) specified in or determined pursuant to such ROFR Notice; provided, however, if such ROFR Shares are not sold on such terms during the 60 days following the date on which Aaron’s declines such offer or, if later, such last day of the applicable ROFR Period, then such ROFR Shares will again be subject to this Section 10 as described above.

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c.          The applicable “ROFR Period” shall be five days from delivery of the ROFR Notice if the aggregate dollar value of the ROFR Shares specified in the ROFR Notice is at least $10 million but less than $25 million, and shall be 10 days from delivery of the ROFR Notice if the aggregate dollar value of the ROFR Shares specified in the ROFR Notice is more than $25 million. Solely for purposes of calculating such amounts, the applicable ROFR Shares shall be valued as provided in paragraph (a) above, and all ROFR Shares on any ROFR Notice delivered within 30 days of another ROFR Notice shall be aggregated.

d.          This Section 10 shall not apply to (A) any Registrable Securities sold in the public markets through a broker-dealer or registered pursuant to Appendix A hereto, (B) any bona fide pledge of Registrable Securities, or (C) any bona fide gift or transfer of Registrable Securities for estate planning purposes or transfer upon the death of Loudermilk by will or applicable law.

11.          Public Filings and Publicity. Aaron’s shall make such filings with the Securities and Exchange Commission as shall be required by law, and shall issue a press release announcing Loudermilk’s retirement and his new role as Chairman Emeritus. The form of such filings and any press releases shall be determined by Aaron’s in its reasonable discretion, but Aaron’s will consult with Loudermilk and share any applicable filings or releases related to the announcement of his retirement with him prior to their filing or release.

12.          Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Georgia without regard to its conflict of laws provision. In the event Loudermilk breaches any provision of this Agreement, Loudermilk and Aaron’s affirm that Aaron’s may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.          Return of Aaron’s Property. On or before the Retirement Date, Loudermilk will return to Aaron’s all of Aaron’s property in Loudermilk’s possession including, but not limited to, materials, such as customer lists, pricing information, any keys, credit cards, phone cards, cellular phone, computer and all of the tangible and intangible property belonging to Aaron’s and relating to Loudermilk’s employment with Aaron’s. Loudermilk further represents and warrants that Loudermilk has not retained any copies, electronic or otherwise, of such property. All outstanding obligations to Aaron’s, such as cash advances, will be deducted from the Retirement Pay. Loudermilk’s signature hereto serves as written authorization for this deduction in compliance with applicable law.

14.          No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

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15.          Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

16.          Section 409A. In order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance promulgated thereunder (“Section 409A”), the provisions of this Section 16 will in all cases govern over any contrary or conflicting provision in this Agreement.

It is the intent of this Agreement to comply with the requirements of Section 409A. This Agreement and any ambiguities in this Agreement will be interpreted and administered to comply with these requirements. The parties intend that no payment pursuant to this Agreement shall give rise to any adverse tax consequences to either party pursuant to Section 409A; however, Loudermilk acknowledges that Aaron’s does not guarantee any particular tax treatment and that he is solely responsible for any taxes owed as a result of this Agreement.

Consistent with the requirements of Section 409A, to the extent that any reimbursement or in-kind benefit provided to Loudermilk under Section 2 is taxable, unless stated otherwise – (i) reimbursements and in-kind benefits will be provided only for the periods expressly provided in Section 2; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

With respect to payments payable under Section 2, each such payment is a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is made on or prior to March 15, 2013 is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A (and, thus, is not subject to a six-month delay under Section 409A).

17.          Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Loudermilk acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person or entity not a party hereto unless specifically provided otherwise herein.

LOUDERMILK HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. LOUDERMILK AGREES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND AGREES TO ITS TERMS AND CONDITIONS FREELY AND VOLUNTARILY.

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HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION 2 ABOVE, LOUDERMILK FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS, KNOWN OR UNKNOWN, LOUDERMILK HAS AGAINST AARON’S.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

Aaron’s, Inc.

By:	/s/ Ray M. Robinson
Ray M. Robinson,
Lead Director of the Board of Directors

Date:	8/24/2012

I have carefully read the above Agreement, understand the meaning and intent thereof, and voluntarily agree to its terms this 23rd day of August, 2012.

/s/ R. Charles Loudermilk, Sr.
R. Charles Loudermilk, Sr.

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Appendix A

Registration Rights Provisions

1.1          Registration Of Common Stock.

(a) Registration Upon Request of Loudermilk. If Aaron’s is at any time eligible to register its Common Stock on Form S-3 (or any successor form thereto) promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), then Loudermilk will be entitled to request that Aaron’s register his Registrable Securities on his behalf on such form, at any time and from time to time, subject to any limitations set forth below, so long as he requests the registration of Registrable Securities which have an anticipated aggregate offering price of at least $10,000,000. Aaron’s shall have no obligation to effect a registration under this Section 1.1(a) more than once during any twelve (12) month period or within 365 days after the effectiveness of any other registration statement filed pursuant to this Agreement. Upon any such request, Aaron’s will use its commercially reasonable efforts to effect the prompt registration on said Form S-3 (or such successor form thereto) of the Registrable Securities which Aaron’s has been so requested to register by Loudermilk. The rights provided in Section 1.1(a) and this Appendix A will expire on the fifth anniversary of the Retirement Date.

As used in this Agreement “Registrable Securities” as of any particular time shall mean: (A) all shares of Common Stock currently held by Loudermilk or acquired after the Retirement Date from the Company pursuant to the exercise of Aaron’s stock options or the settlement of restricted stock units, and (B) any additional shares of Common Stock issued with respect to the foregoing clause (A) pursuant to any stock split, stock dividend, recapitalization or similar event.

(b) Registration Procedures. If and whenever Aaron’s is required by the provisions of Section 1.1(a) to use its commercially reasonable efforts to effect the registration of any of Registrable Securities under the Securities Act, Aaron’s will, as expeditiously as possible:

(i) prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement with respect to such securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified in paragraph (i) above and to comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such registration statement in accordance with Loudermilk’s intended method of disposition set forth in such registration statement for such period;

(iii) furnish to Loudermilk and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

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(iv) use its commercially reasonable efforts to register or qualify the shares covered by such registration statement under the securities or blue sky laws of such jurisdictions as Loudermilk or, in the case of an underwritten public offering, the managing underwriter, may reasonably request;

(v) immediately notify each seller under such registration statement and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vi) use its commercially reasonable efforts (if the offering is underwritten) to furnish, at the request of any seller, on the date that shares are delivered to the underwriters for sale pursuant to such registration: (A) an opinion of counsel representing Aaron’s for the purposes of such registration, addressed to the underwriters in a form reasonably acceptable to Aaron’s and such underwriters, and (B) a “comfort” letter dated such date from the independent public accountants retained by Aaron’s, addressed to the underwriters in a form reasonably acceptable to Aaron’s and such underwriters; and

(vii) make available for inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of Aaron’s, and cause Aaron’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; provided that all such parties agree to maintain the confidence of such information pursuant to confidentiality agreements reasonably acceptable to Aaron’s.

Aaron’s may delay the filing or effectiveness of any registration statement for a period of up to 120 days after the date of a request for registration pursuant to Section 1.1(a) if at the time of such request (A) Aaron’s is engaged, or has fixed plans to engage within 120 days of the time of such request, in a primary public offering of Common Stock (in which case Aaron’s will use commercially reasonable efforts to include the shares requested by Loudermilk in such registration, if feasible and subject to prorata cut-backs reasonably requested by the underwriters of such offering), or (B) Aaron’s shall furnish to Loudermilk a certificate signed by the CFO of Aaron’s stating that in the good-faith judgment of the Board of Directors of Aaron’s it would be detrimental to Aaron’s and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement; provided, however, that Aaron’s may only delay the filing or effectiveness of a Registration Statement pursuant to this paragraph for a period of 120 days after the date of a request for registration pursuant to Section 1.1(a).

For purposes of paragraphs (i) and (ii) above, the period of distribution of Registrable Securities in a firm commitment underwritten public offering is deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration is deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or three months after the effective date thereof.

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In connection with each registration hereunder, Loudermilk will furnish to Aaron’s in writing such information with respect to himself and the proposed distribution by him as may be reasonably necessary in order to assure compliance with federal and applicable state securities laws. Reasonable compliance with the obligation to furnish such information is a condition to Aaron’s obligations hereunder.

If any registration statement is an underwritten public offering, Loudermilk’s right to registration shall be conditioned upon his participating in such reasonable underwriting arrangements as Aaron’s shall make regarding the offering, and the inclusion of Registrable Securities in the underwriting may be limited to the extent required by the managing underwriters in their reasonable judgment. Loudermilk shall (together with Aaron’s) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Aaron’s.

(c) Expenses. All expenses incurred by Aaron’s in complying with Section 1.1(a), including, without limitation, all printing expenses, fees and disbursements of counsel and independent public accountants for Aaron’s and Loudermilk, fees and disbursements of counsel in connection with registration under state securities laws, fees of the Financial Industry Regulatory Authority, transfer taxes, fees of transfer agents and registrars, and costs of insurance (if any), but excluding any Selling Expenses, are herein called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities, and all registration and filing fees for Shares being registered for sale by Loudermilk are herein called “Selling Expenses.”

All Selling Expenses in connection with any registration statement filed pursuant to Section 1.1(a) will be paid by Loudermilk, and all Registration Expenses in connection with any registration statement filed pursuant to Section 1.1(a) will be paid by Aaron’s.

(d)          No Assignment. The registration rights provided for in this Appendix A are personal to Loudermilk and shall not be assignable without Aaron’s express written consent.

2.1           Indemnification by Company. To the extent permitted by law, Aaron’s will indemnify Loudermilk with respect to any registration, qualification or compliance effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to the extent such expenses, claims, losses, damages or liabilities arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other similar document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Aaron’s of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to Aaron’s in connection with any such registration, qualification or compliance, and Aaron’s will reimburse Loudermilk for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the indemnity contained herein shall not apply to amounts paid in settlement of any claim, loss, damage, liability or expense if settlement is effected without the consent of Aaron’s (which consent shall not unreasonably be withheld); provided, further, that Aaron’s will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Aaron’s by Loudermilk specifically for use therein.

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2.2           Indemnification by Loudermilk. To the extent permitted by law, Loudermilk will, if securities held by Loudermilk are included in a registration being effected pursuant to terms hereof, indemnify Aaron’s, each of its directors and officers, each underwriter, if any, of Aaron’s securities covered by such a registration statement, and each person who controls Aaron’s or such underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Loudermilk of any rule or regulation promulgated under the Securities Act applicable to Loudermilk and relating to action or inaction required of Loudermilk in connection with any such registration, and will reimburse Aaron’s, such other persons, such directors, officers, persons, underwriters or control persons for any legal or other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Aaron’s by Loudermilk specifically for use therein; provided, however, that the indemnity contained herein shall not apply to amounts paid in settlement of any claim, loss, damage, liability or expense if settlement is effected without the consent of Loudermilk (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, the liability of Loudermilk under this Section 2.2 shall be limited in an amount equal to the net proceeds from the sale of the shares sold by Loudermilk, unless such liability arises out of or is based on willful conduct by him.

2.3           Indemnification Procedures. Notwithstanding the foregoing Sections 2.1 and 2.2, each party entitled to indemnification under this Section (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and provided further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or as to which the Indemnifying Party is asserting separate or different defenses, which defenses are inconsistent with the defenses of the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnified Party shall consent to entry of any judgment or enter into any settlement without the consent of each Indemnifying Party.

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